Exhibit 99.1

BBCN Bancorp Reports Strong First Quarter 2012 Earnings

Q1 2012 Summary:

  $22.1 million net income available to common stockholders, or $0.28 per diluted common share
  Core pre-tax, pre-provision earnings greater than 2.50%
  ROA of 1.86%
  Tangible common equity to tangible assets of 11.84%

LOS ANGELES--(BUSINESS WIRE)--April 23, 2012--BBCN Bancorp, Inc. (the “Company”) (NASDAQ:BBCN), the holding company of BBCN Bank (the “Bank”), today reported net income available to common stockholders of $22.1 million, or $0.28 per diluted common share, for first quarter 2012. This compares with net income available to common stockholders of $5.7 million, or $0.15 per diluted common share, for first quarter 2011, and net income available to common stockholders of $2.9 million, or $0.05 per diluted common share, for fourth quarter 2011.

The merger with Center Financial Corporation (“Center”), completed on November 30, 2011, impacts the comparability of operating results for first quarter 2012 versus first quarter 2011 and fourth quarter 2011. The Company has provided supplemental information to help in understanding past financial performance.

“We are very pleased to continue the positive momentum following the merger with strong pre-tax, pre-provision earnings for our first full quarter as a combined entity,” said Alvin D. Kang, President and Chief Executive Officer. “On a core basis, our pre-tax, pre-provision earnings before the positive effects of acquisition accounting was greater than 2.50%, which exceeds the recent stand-alone performances of both Nara and Center. Our first quarter results were driven by solid revenue generation, disciplined expense control and low credit costs. Although loan production was lower than we expected in the first quarter, we were pleased with our continued progress in attracting new commercial customers to the Bank, which positively impacted both our C&I portfolio and our core deposits.

“We are preparing for the final stages of completing the systems conversion in early May and look forward to further enhancing efficiencies following our branch and headquarter consolidations later in the quarter. With good progress being made on the integration process and a stronger loan pipeline for the second quarter, we are optimistic about our prospects for the remainder of 2012.”

Financial Highlights

	2012 First Quarter	2011 First Quarter	2011 Fourth Quarter
	(Dollars in thousands)
Net income	$23,934	$6,746	$4,236
Net income available to common stockholders	$22,065	$5,671	$2,895
Diluted earnings per share	$0.28	$0.15	$0.05
Net interest income	$60,859	$28,883	$40,551
Net interest margin	5.11%	4.13%	4.52%
Non-interest income	$11,645	$4,510	$6,678
Non-interest expense	$30,435	$16,695	$31,836
Net loans receivable	$3,674,890	$2,090,773	$3,676,874
Deposits	$3,920,464	$2,176,098	$3,940,892
Non-accrual loans (1)	$39,651	$46,961	$31,212
ALLL to gross loans	1.67%	2.94%	1.66%
ALLL to non-accrual loans (1)	157.14%	134.88%	198.49%
ALLL to non-performing assets (1)	71.14%	80.09%	83.97%
Provision for loan losses	$2,600	$5,262	$9,147
Net charge-offs	$2,243	$4,242	$7,204
ROA (2)	1.86%	0.92%	0.45%
ROE (2)	11.87%	7.43%	3.1%
Efficiency ratio (3)	41.98%	50.00%	67.41%

(1) Excludes the guaranteed portion of delinquent SBA loans totaling $15.3 million, $14.2 million and $10.4 million at the close of the first quarter 2012, first quarter 2011 and fourth quarter 2011, respectively.

(2) Based on net income before effects of dividends and discount accretion on preferred stock

(3) The higher efficiency ratio in the fourth quarter 2011 is primarily due to the higher expense incurred as a result of the merger and the $6.4 million charge incurred as the result of the prepayment of FHLB advances.

Operating Results for First Quarter 2012

As previously mentioned, the comparability of operating results is impacted by the merger. The Company believes the following supplemental information will be helpful in understanding past financial performance. Operating results for the three months ended March 31, 2012 and 2011 and December 31, 2011 include the following pre-tax acquisition accounting adjustments and expenses related to the merger.

The increase (decrease) of these adjustments to pre-tax income is summarized below. The impact which these adjustments have to certain yields and costs are described in subsequent sections of this release.

	Three Months Ended
(In thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Accretion of discount on acquired Center loans	$9,114	$2,429	$0
Amortization of premiums on Center FHLB borrowings	1,231	419	0
Accretion of discount on Center subordinated debt	(35)	(12)	0
Amortization of premium on Center time deposits	1,275	315	0
Amortization of core deposit intangibles from Center	(290)	(49)	0
Accretion of discounts on other Center assets	57	19	0
Amortization of unfavorable lease liability	58	19	0
Merger and integration expense	(1,773)	(3,248)	(511)
Increase (decrease) to pre-tax income	$9,637	$(108)	$(511)

In addition to the items listed above, acquisition accounting adjustments had the effect of reducing the yield on the securities portfolio in first quarter 2012 and fourth quarter 2011. The acquired Center securities portfolio of approximately $290 million was adjusted to fair value of $293 million as of the merger date, resulting in interest income on investment securities for that portfolio being recognized at a lower average yield, compared with the yield on the balance of the Company's securities portfolio.

Net Interest Income and Net Interest Margin. First quarter 2012 net interest income before provision for loan losses was $60.9 million, an increase of 111% from $28.9 million in first quarter 2011 and is principally attributable to the higher level of interest earning assets, as well as the net interest margin improvement, following the merger. Compared with the preceding fourth quarter 2011, net interest income before provision for loan losses increased 50% from $40.6 million, reflecting a full quarter, versus only one month, of operations as a combined company.

First quarter 2012 net interest margin (net interest income divided by average interest-earning assets) was 5.11%, an increase of 98 basis points from 4.13% for first quarter 2011 and up 59 basis points from 4.52% in fourth quarter 2011. The improvement in net interest margin is largely attributable to the effect of acquisition accounting adjustments, as summarized in the following table.

	Three Months Ended
	March 31, 2012	March 31, 2011	December 31, 2011
Net interest margin, excluding effect of acquisition accounting adjustments	4.04%	4.13%	4.13%
Acquisition accounting adjustments	1.07	0.00	0.39
Reported net interest margin	5.11%	4.13%	4.52%

Excluding the effect of acquisition accounting adjustments, the net interest margin for first quarter 2012 was 4.04%, 9 basis points lower compared with first quarter 2011 and 9 basis point lower than fourth quarter 2011.

The weighted average yield on loans increased to 6.75% for first quarter 2012 from 6.19% for first quarter 2011 and 6.30% for fourth quarter 2011. The increase in the yield is largely attributable to the accretion of discounts on acquired loans from Center, as summarized in the following table.

	Three Months Ended
	March 31, 2012	March 31, 2011	December 31, 2011
The weighted average yield on loans, excluding effect of acquisition accounting adjustments	5.61%	6.19%	5.87%
Acquisition accounting adjustments	1.14	0.00	0.43
Reported weighted average yield on loans	6.75%	6.19%	6.30%

Excluding the accretion of discounts on acquired loans from Center, the weighted average yield on loans for first quarter 2012 was 5.61%, down 58 basis points from first quarter 2011 and down 26 basis points from fourth quarter 2011. The reduction in yield, excluding the effect of acquisition adjustments, is primarily due to the lower yielding Center loan portfolio, and to a lesser extent, continued pricing pressures in the market place.

At March 31, 2012, fixed rate loans accounted for 39% of the loan portfolio, compared with 46% at March 31, 2011, reflecting the Company's focus on variable rate commercial lending. The weighted average yield on the variable rate and fixed rate loan portfolios (excluding loan discount accretion) at March 31, 2012 was 4.61% and 6.49%, respectively, compared with 4.82% and 7.12% at March 31, 2011.

The weighted average yield on securities available for sale for first quarter 2012 was 2.71%, compared with 2.99% for first quarter 2011 and 2.65% for fourth quarter 2011. The improvement in yield for the first quarter of 2012 over the prior quarter was due to slower prepayment speeds within the portfolio, which reduced the negative impact of premium amortization. The decline in yield from first quarter 2011 was the result of the replacement of maturing securities with lower yield investments as market interest rates declined and the impact of acquisition accounting.

The weighted average cost of deposits for first quarter 2012 was 0.56%, an improvement of 40 basis points from 0.96% for first quarter 2011, and a reduction of 15 basis points from 0.71% for fourth quarter 2011. The amortization of premium on time deposits assumed in the Center merger positively affected the weighted average cost of deposits, as summarized in the following table.

	Three Months Ended
	March 31, 2012	March 31, 2011	December 31, 2011
The weighted average cost of deposits, excluding effect of acquisition accounting adjustments	0.69%	0.96%	0.75%
Acquisition accounting adjustments	(0.13)	0.00	(0.04)
Reported weighted average cost of deposits	0.56%	0.96%	0.71%

Excluding amortization of premium on time deposits assumed in the Center merger, the weighted average cost of deposits was 0.69% for first quarter 2012, compared with 0.75% for fourth quarter 2011. The improvement was driven by reductions in the cost of interest-bearing demand deposits, as well as a favorable shift in the mix of deposits to higher concentrations of non-interest bearing demand deposits. Non-interest bearing demand deposits accounted for 26% of total deposits at March 31, 2012, compared with 19% at March 31, 2011 and 25% at December 31, 2011.

The weighted average cost of FHLB advances for first quarter 2012 was 1.92%, a decrease of 129 basis points from 3.21% in first quarter 2011, and a decrease of 89 basis point from 2.81% in fourth quarter 2011. The significant improvement was attributable to the amortization of premiums on Center FHLB borrowings, as summarized in the following table.

	Three Months Ended
	March 31, 2012	March 31, 2011	December 31, 2011
The weighted average cost of FHLB advances, excluding effect of acquisition accounting adjustments	3.41%	3.21%	3.32%
Acquisition accounting adjustments	(1.49)	0.00	(0.51)
Reported weighted average cost of FHLB advances	1.92%	3.21%	2.81%

Excluding amortization of premiums on assumed Center FHLB borrowings, the weighted average cost of FHLB advances increased slightly to 3.41% for first quarter 2012 from 3.32% for fourth quarter 2011. The increase is attributable to higher rates on the assumed Center FHLB borrowings in relation to the Company's legacy rates.

Non-interest Income. First quarter 2012 non-interest income was $11.6 million, compared with $4.5 million for first quarter 2011 and $6.7 million for fourth quarter 2011. The increase in non-interest income is primarily attributable to a full quarter of operations as a combined Company following the merger.

Net gains on sales of SBA loans totaled $3.0 million, $1.2 million and $1.0 million for first quarter 2012, first quarter 2011 and fourth quarter 2011. The Company sold $33.4 million in SBA loans to the secondary market during first quarter 2012.

The Company posted a net gain on sale of securities available-for-sale of $816 thousand in first quarter 2012. This compares with none in first quarter 2011 and $1.2 million in fourth quarter 2011. The Company was able to sell a relatively illiquid trust preferred security which had been marked to market in a prior period.

Non-interest Expense. First quarter 2012 non-interest expense rose 82% to $30.4 million from $16.7 million for first quarter 2011, largely reflecting the combined operations of the new BBCN. First quarter 2012 non-interest expense decreased 4% from $31.8 million for fourth quarter 2011. Non-interest expense for fourth quarter 2011, excluding the $6.4 million prepayment charge for early retirement of FHLB advances during fourth quarter of 2011, was $25.5 million.

Salaries and benefits expense amounted to $14.1 million for first quarter 2012, an increase of 97% over $7.2 million for first quarter 2011, and an increase of 53% over $9.2 million for the preceding fourth quarter 2011. The increase reflects the first full quarter of combined operations as BBCN and the inclusion of the former Center employees for only one month in fourth quarter 2011. The number of full time equivalent employees (FTEs) was 661, 678 and 376 as of March 31, 2012, December 31, 2011 and March 31, 2011, respectively. The adjusted number of FTEs as of the merger closing date of November 30, 2011 was 690.

Occupancy expense for first quarter 2012 rose 50% to $3.6 million from $2.4 million for first quarter 2011 due to the increase in the number of branches post-merger, but was lower when compared with $4.5 million for fourth quarter 2011, which included a non-recurring one-time lease termination expense of $1.5 million.

The effective tax rate for first quarter 2012 was 39.4%, compared with 41.0% for first quarter 2011 and 32.2% for fourth quarter 2011. The lower effective tax rate for fourth quarter 2011 was due to larger affordable housing tax credits, primarily offset by larger non-deductible merger costs incurred during the quarter.

Balance Sheet Summary

Gross loans receivable were relatively flat at $3.74 billion at March 31, 2012 and December 31, 2011. Total loan originations for first quarter 2012 amounted to $167.6 million, including SBA loan originations of $34.6 million. In comparison, new loan production during fourth quarter 2011 would have been $198.8 million, including SBA loan originations of $51.4 million, on a pro forma basis, as if the two companies had operated as one for the full quarter. The volume reflects the historical lower volume seasonal trend in the first quarter, in addition to strong competition for loans.

Sales of SBA loans to the secondary market and gains derived from those sales are based substantially on the production of SBA 7(a) and Express loans. Production of SBA 7(a) and Express loans were $31.2 million for the quarter.

Aggregate loan pay-offs, pay-downs, amortization and other adjustments totaled $169.6 million during first quarter 2012, compared with $81.7 million during first quarter 2011 and $98.0 million during fourth quarter 2011.

The goodwill arising from the Center merger was reduced by a net $565 thousand to $87.4 million, due to adjustments of certain acquisition date fair value asset and liability estimates during first quarter 2012. There are a number of estimates made in the acquisition accounting as of the acquisition date that may be subject to revision during the subsequent one-year measurement period. Due to the immateriality of the revision amount, the Company elected not to retrospectively adjust the acquisition date accounting and instead record the adjustments in first quarter 2012.

Total deposits fell slightly to $3.92 billion at March 31, 2012 from $3.94 billion at December 31, 2011, principally reflecting a strategic runoff of higher rate non-jumbo time deposits. The mix of deposits continued to shift favorably with non-interest bearing deposits at March 31, 2012 increasing to $1.01 billion, equal to 26% of total deposits, from $984.4 million, equal to 25% of total deposits, at December 31, 2011.

Credit Quality

The Company recorded a provision for loan losses of $2.6 million in first quarter 2012, a reduction from $5.3 million in first quarter 2011, and $9.1 million in the preceding fourth quarter 2011. The decline in the provision for loan losses was attributable to a reduction in net charge-offs and a declining historical loss ratio.

For a better understanding of the changes in the Allowance for Loan and Lease Losses (“ALLL”), the loan portfolio has been segmented for disclosure purposes between loans accounted for under the amortized cost method (referred to as “legacy” loans) and loans acquired in the Center merger (referred to as “acquired” loans). The acquired loans are further segregated between credit impaired loans (Accounting Standards Codification 310-30) and performing loans (pass graded loans acquired from Center at the time of merger). The activity in ALLL for the three months ended March 31, 2012 is as follows:

		Acquired Loans (2)

	Legacy Loans (1)	Credit Impaired Loans	Performing Loans	Total
ALLL, beginning of period	$61,952	$0	$0	$61,952
Provision for loan losses	439	814	1,347	2,600
Loans charged off	(3,296)	0	(86)	(3,382)
Recoveries of charged offs	1,138	0	1	1,139
ALLL, end of period	60,233	814	1,262	62,309

Gross loans, net of deferred loan fees and costs	$2,507,789	170,837	1,058,573	$3,737,199
Loss coverage ratio	2.40%	0.48%	0.12%	1.67%
(1) Legacy Loans includes renewed or refinanced performing acquired loans.
(2) Acquired Loans were marked to fair value at the acquisition date, and provisions for loan losses reflect credit deterioration since the acquisition date.

Following are the Special Mention, Classified and Total Watchlist loan balances as of March 31, 2012 and December 31, 2011:

(dollars in thousands)	3/31/2012	12/31/2011
Special Mention (1)	$107,388	$97,151
Classified (1)	$216,888	$204,840
Total Watchlist	$324,276	$301,991

(1) Balances include the acquired Center which were marked to fair value at November 30, 2011. For loan classification purposes, the loan grading did not change as a result of the merger.

Non-performing loans (defined as loans past due 90 days or more and on non-accrual status, acquired loans past due 90 days or more and on accrual status, and accruing restructured loans) at March 31, 2012 was $81.9 million, or 2.19% of total loans, compared with $66.2 million, or 1.77% of total loans, at December 31, 2011. The increase in the dollar amount of non-performing loans primarily reflects three commercial real estate (CRE) loans, aggregating $9.9 million, which were placed on non-accrual status and three loans, two CRE and one C&I, totaling $5.4 million, which were restructured.

Non-performing assets at March 31, 2012 were $87.6 million, or 1.69% of total assets, compared with $73.8 million, or 1.43% of total assets, at December 31, 2011, due principally to the increase in non-performing loans.

Net loan charge-offs during first quarter 2012 totaled $2.2 million, or 0.24% of average loans on an annualized basis, compared with $7.2 million, or 1.03%, during fourth quarter 2011. Gross charge-offs of $3.4 million included a $1.7 million partial charge-off related to the restructuring of a $7.9 million CRE loan discussed in the prior quarter.

The allowance for loan losses at March 31, 2012 was $62.3 million, or 1.67% of gross loans receivable (excluding loans held for sale), compared with $62.0 million, or 1.66%, at December 31, 2011. The coverage ratio of the allowance for loan losses to non-performing loans (excluding acquired loans past due 90 days or more on accrual status) decreased to 98% at March 31, 2012, from 124% at December 31, 2011, reflecting the inflow of non-performing acquired CRE loans that had previously been marked to fair value and therefore required less specific reserves.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collectible in accordance with the contractual terms) at March 31, 2012 were $99.8 million, compared with $82.1 million at December 31, 2011. The increase in impaired loans was due principally to the three non-accrual CRE loans and three restructured loans previously mentioned.

Specific reserves for impaired loans were $16.5 million, or 16.5% of the aggregate impaired loan amount at March 31, 2012, compared with $18.0 million, or 22.0%, at December 31, 2011. The decrease in specific reserves is largely due to the restructuring of the $7.9 million CRE loan previously mentioned. Excluding specific reserves for impaired loans, the allowance coverage on the remaining loan portfolio was 1.26% at March 31, 2012, compared with 1.20% at December 31, 2011. This increase is due primarily to rebuilding of general reserves for acquired loans as they experience credit deterioration or are refinanced or renewed and are categorized as part of the legacy portfolio.

Capital

At March 31, 2012, the Company continued to exceed all regulatory capital requirements to be classified as a “well-capitalized” institution. The Leverage Ratio was 15.03% at March 31, 2012, compared with 19.81% at December 31, 2011. The Tier 1 Risk-based Ratio was 18.75% at March 31, 2012, compared with 18.15% at December 31, 2011. The Total Risk-based Ratio was 20.01% at March 31, 2012, compared with 19.41% at December 31, 2011.

The calculation for the Leverage Ratio utilizes the daily average balance of total assets in the denominator, as opposed to the period end balances utilized in the calculation of the other capital ratios. Accordingly, the Company believes that the Leverage Ratio reported for the fourth quarter 2011 is not necessarily representative of the Company's Leverage Ratio at the end of 2011. On a pro forma basis, utilizing the daily average balance of total assets in the month of December following the completion of the merger, the Leverage Ratio was 14.00%.

At March 31, 2012, tangible common equity represented 11.84% of tangible assets, compared with 11.42% of tangible assets at December 31, 2011. Tangible common equity per share was $7.72 at March 31, 2012, compared with $7.43 at December 31, 2011.

Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and net other intangible assets divided by total assets less goodwill and net other intangible assets. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. See the accompanying financial information for a reconciliation of the ratio of tangible common equity to tangible assets with stockholders' equity and total assets.

Investor Conference Call

The Company will host an investor conference call on Tuesday, April 24, 2012 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for first quarter 2012. Investors and analysts may access the conference call by dialing 800-798-2796 (domestic) or 617-614-6204 (international), passcode 36603587. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of BBCN Bancorp's website at www.BBCNbank.com.

After the live webcast, a replay will be archived in the Investor Relations section of BBCN Bancorp's website for one year. A telephonic replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through May 1, 2012, passcode 76634927.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the parent company of BBCN Bank, the largest Korean American bank in the nation with $5.2 billion in assets as of March 31, 2012. The Company is a result of the merger of equals of Nara Bancorp, Inc. and Center Financial Corporation completed on November 30, 2011. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates more than 40 branches in California, New York, New Jersey, Washington and Illinois, along with three loan production offices in Seattle, Denver and Dallas. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

BBCN Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands, Except per Share Data)

Assets	3/31/2012	12/31/2011	% change	3/31/2011	% change

Cash and due from banks	$365,679	$300,110	22%	$135,341	170%
Term federal funds sold	20,000	40,000	-50%	-	100%
Securities available for sale, at fair value	697,808	740,920	-6%	512,000	36%
Federal Home Loan Bank and Federal Reserve Bank stock	26,064	27,373	-5%	23,382	11%
Loans held for sale, at the lower of cost or fair value	50,620	42,407	19%	40,688	24%
Loans receivable	3,737,199	3,738,826	0%	2,154,113	73%
Allowance for loan losses	(62,309)	(61,952)	-1%	(63,340)	2%
Net loans receivable	3,674,890	3,676,874	0%	2,090,773	76%
Accrued interest receivable	12,253	13,439	-9%	8,731	40%
Premises and equipment, net	20,353	20,913	-3%	10,540	93%
Bank owned life insurance	42,819	42,514	1%	24,301	76%
Goodwill	89,908	90,473	-1%	2,509	3483%
Other intangible assets, net	3,938	4,276	-8%	456	764%
Other assets	172,154	167,305	3%	77,422	122%
Total assets	$5,176,486	$5,166,604	0%	$2,926,143	77%

Liabilities

Deposits	$3,920,464	$3,940,892	-1%	$2,176,098	80%
Borrowings from Federal Home Loan Bank	332,109	344,402	-4%	300,000	11%
Subordinated debentures	52,137	52,102	0%	39,268	33%
Other borrowings	-	-	-	15,308	-100%
Accrued interest payable	6,485	6,519	-1%	4,733	37%
Other liabilities	47,184	26,750	76%	26,400	79%
Total liabilities	4,358,379	4,370,665	0%	2,561,807	70%

Stockholders' Equity

Preferred stock, $0.001 par value; authorized 10,000,000 undesignated shares; issued and outstanding 122,000 shares, 122,000 shares and 67,000 shares as of March 31, 2012, December 31, 2011, March 31, 2011, respectively
Series A, Fixed Rate Cumulative Perpetual Preferred Stock, issued and outstanding 67,000 shares at March 31, 2012, December 31, 2011, and March 31, 2011	65,399	65,158	0%	64,441	1%
Series B, Fixed Rate Cumulative Perpetual Preferred Stock, issued and outstanding 55,000 shares, 55,000 shares and none at March 31, 2012, December 31, 2011 and March 31, 2011, respectively	54,295	54,192	0%	-	100%
Common stock, $0.001 par value; authorized, 150,000,000 shares at March 31, 2012 and December 31, 2011 and 100,000,000 shares at March 31, 2011; issued and outstanding, 77,996,391, 77,984,252 and 37,993,327 shares at March 31, 2012, December 31, 2011 and March 31, 2011, respectively	78	78	0%	38	105%
Capital surplus	525,092	524,639	0%	171,397	206%
Retained earnings	164,974	142,909	15%	126,032	31%
Accumulated other comprehensive income, net	8,269	8,963	-8%	2,428	241%
Total stockholders' equity	818,107	795,939	3%	364,336	125%

Total liabilities and stockholders' equity	$5,176,486	$5,166,604	0%	$2,926,143	77%

	Three Months Ended
	3/31/2012	3/31/2011	% change	12/31/2011	% change

Interest income:
Interest and fees on loans	$63,419	$33,085	92%	$44,417	43%
Interest on securities	4,909	3,930	25%	3,763	30%
Interest on federal funds sold and other investments	227	179	27%	300	-24%
Total interest income	68,555	37,194	84%	48,480	41%

Interest expense:
Interest on deposits	5,403	5,131	5%	5,047	7%
Interest on other borrowings	2,293	3,180	-28%	2,882	-20%
Total interest expense	7,696	8,311	-7%	7,929	-3%

Net interest income before provision for loan losses	60,859	28,883	111%	40,551	50%
Provision for loan losses	2,600	5,262	-51%	9,147	-72%
Net interest income after provision for loan losses	58,259	23,621	147%	31,404	86%

Non-interest income:
Service fees on deposit accounts	3,160	1,497	111%	2,108	50%
Net gains on sales of SBA loans	2,963	1,160	155%	1,017	191%
Net gains on sales of other loans	-	-	-	63	-100%
Net gains on sales of securities available-for-sale	816	-	100%	1,219	-33%
Net valuation gains (losses) on interest swaps and caps	3	(11)	127%	6	-50%
Net gains on sales of OREO	61	2	2950%	58	5%
Other income and fees	4,642	1,862	149%	2,207	110%
Total non-interest income	11,645	4,510	158%	6,678	74%

Non-interest expense:
Salaries and employee benefits	14,079	7,154	97%	9,193	53%
Occupancy	3,646	2,437	50%	4,471	-18%
Furniture and equipment	1,218	935	30%	1,180	3%
Advertising and marketing	1,458	579	152%	959	52%
Data processing and communications	1,611	983	64%	1,194	35%
Professional fees	613	709	-14%	881	-30%
FDIC assessment	1,037	1,289	-20%	1,198	-13%
Merger-related expenses	1,773	511	247%	3,248	-45%
Prepayment charge on retirement of debt	-	-	-	6,385	-100%
Other	5,000	2,098	138%	3,127	60%
Total non-interest expense	30,435	16,695	82%	31,836	-4%
Income before income taxes	39,469	11,436	245%	6,246	532%
Income tax provision	15,535	4,690	231%	2,010	673%
Net income	$23,934	$6,746	255%	$4,236	465%
Dividends and discount accretion on preferred stock	$(1,869)	$(1,075)	74%	$(1,341)	39%
Net income available to common stockholders	$22,065	$5,671	289%	$2,895	662%

Earnings Per Common Share:
Basic	$0.28	$0.15		$0.05
Diluted	$0.28	$0.15		$0.05

Average Shares Outstanding:
Basic	77,987,342	37,987,345		54,476,520
Diluted	78,101,818	38,098,848		54,487,415

	Three months ended
	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011

Net Income	$23,934	$4,236	$9,815	$6,318	$6,746
Add back: Income tax	15,535	2,010	5,196	3,764	4,690
Add back: Provision for loan losses	2,600	9,147	3,483	10,047	5,262
Pre-tax, pre-provision income (PTPP) [1]	$42,069	$15,393	$18,494	$20,129	$16,698
PTPP to average assets (annualized)	3.27%	1.62%	2.48%	2.75%	2.27%

[1] While pre-tax, pre-provision income is a non-GAAP performance measure, we believe it is a useful measure in analyzing underlying performance trends, particularly in times of economic stress. It is the level of earnings adjusted to exclude the impact of income tax and provision expense.

	(Annualized) At or for the Three Months Ended
Profitability measures:	3/31/2012	3/31/2011	12/31/2011
ROA [2]	1.86%	0.92%	0.45%
ROE [2]	11.87%	7.43%	3.10%
Return on average tangible equity [2,3]	13.44%	7.49%	3.31%
Net interest margin	5.11%	4.13%	4.52%
Efficiency ratio	41.98%	50.00%	67.41%

[2] based on net income before effect of dividends and discount accretion on preferred stock

[3] Average tangible equity is calculated by subtracting average goodwill and average other intangibles from average stockholders' equity. This is non-GAAP measure that we believe provides investors wth information that is useful in understanding our financial performance and position.

	Three Months Ended			Three Months Ended			Three Months Ended
	3/31/2012			3/31/2011			12/31/2011

		Interest	Annualized		Interest	Annualized		Interest		Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/		Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense		Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$3,777,495	$63,419	6.75%	$2,167,739	$33,085	6.19%	$2,796,523	$44,417		6.30%
Securities available for sale	725,728	4,909	2.71%	526,341	3,930	2.99%	568,111	3,763		2.65%
FRB and FHLB stock and other investments	257,583	178	0.27%	137,094	179	0.52%	180,585	272		0.60%
Federal funds sold	25,780	49	0.74%	-	-	N/A	13,761	28		0.81%
Total interest earning assets	$4,786,586	$68,555	5.76%	$2,831,174	$37,194	5.32%	$3,558,980	$48,480		5.41%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$1,232,763	$2,123	0.69%	$680,254	$1,464	0.87%	$912,825	$1,822		0.79%
Savings	195,932	922	1.89%	126,661	709	2.27%	143,011	743		2.06%
Time deposits:
$100,000 or more	767,171	1,411	0.74%	321,708	455	0.57%	530,865	736		0.55%
Other	722,982	947	0.53%	640,549	2,502	1.58%	608,111	1,746		1.14%
Total time deposits	1,490,153	2,358	0.64%	962,257	2,957	1.25%	1,138,976	2,482		0.86%
Total interest bearing deposits	2,918,848	5,403	0.74%	1,769,172	5,130	1.18%	2,194,812	5,047		0.91%
FHLB advances	339,964	1,626	1.92%	324,611	2,572	3.21%	332,324	2,352		2.81%
Other borrowings	50,108	667	5.26%	55,088	608	4.42%	44,551	530		4.66%
Total interest bearing liabilities	3,308,920	$7,696	0.93%	2,148,871	$8,310	1.57%	2,571,687	$7,929		1.22%
Non-interest bearing demand deposits	984,813			388,928			632,785
Total funding liabilities / cost of funds	$4,293,733		0.72%	$2,537,799		1.33%	$3,204,472			0.98%
Net interest income / net interest spread		$60,859	4.83%		$28,884	3.75%		$40,551	#	4.19%
Net interest margin			5.11%			4.13%				4.52%
Net interest margin, excluding effect of
non-accrual loan income(expense)			5.14%			4.14%				4.54%
Net interest margin, excluding effect of
non-accrual loan income(expense) and prepayment fee income			5.13%			4.11%				4.54%

Non-accrual loan income (reversed) recognized		$(349)			$(100)			$(184)
Prepayment fee income received		116			229			49
Net		$(233)			$129			$(135)

Cost of deposits:
Non-interest bearing demand deposits	$984,813	$-		$388,928	$-		$632,785	$-
Interest bearing deposits	2,918,848	5,403	0.74%	1,769,172	5,130	1.18%	2,194,812	5,047		0.91%
Total deposits	$3,903,661	$5,403	0.56%	$2,158,100	$5,130	0.96%	$2,827,597	$5,047		0.71%

	For the Three Months Ended
	3/31/2012	3/31/2011	% change	12/31/2011	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$3,777,495	$2,167,739	74%	$2,796,523	35%
Investments	1,009,091	663,435	52%	762,457	32%
Interest-earning assets	4,786,586	2,831,174	69%	3,558,980	34%
Total assets	5,139,554	2,936,114	75%	3,795,253	35%

Interest-bearing deposits	2,918,848	1,769,172	65%	2,194,812	33%
Interest-bearing liabilities	3,308,920	2,148,871	54%	2,571,687	29%
Non-interest-bearing demand deposits	984,813	388,928	153%	632,785	56%
Stockholders' Equity	806,383	363,166	122%	547,160	47%
Net interest earning assets	1,477,666	682,303	117%	987,293	50%

LOAN PORTFOLIO COMPOSITION:	3/31/2012	12/31/2011	% change	3/31/2011	% change

Commercial loans	$999,011	$996,260	0%	$565,494	77%
Real estate loans	2,676,589	2,678,679	0%	1,578,031	70%
Consumer and other loans	64,095	66,631	-4%	12,635	407%
Loans outstanding	3,739,695	3,741,570	0%	2,156,160	73%
Unamortized deferred loan fees - net of costs	(2,496)	(2,744)	9%	(2,047)	-22%
Loans, net of deferred loan fees and costs	3,737,199	3,738,826	0%	2,154,113	73%
Allowance for loan losses	(62,309)	(61,952)	-1%	(63,340)	2%
Loan receivable, net	$3,674,890	$3,676,874	0%	$2,090,773	76%

REAL ESTATE LOANS BY PROPERTY TYPE:	3/31/2012	12/31/2011	% change	3/31/2011	% change
Retail buildings	$785,264	$788,384	0%	$378,900	107%
Hotels/motels	436,628	432,206	1%	272,812	60%
Gas stations/ car washes	408,311	408,812	0%	274,896	49%
Mixed-use facilities	209,081	198,916	5%	163,201	28%
Warehouses	270,929	261,874	3%	117,151	131%
Multifamily	122,859	129,181	-5%	92,635	33%
Other	443,517	459,306	-3%	276,882	60%
Total	$2,676,589	$2,678,679	0%	$1,576,477	70%

DEPOSIT COMPOSITION	3/31/2012	12/31/2011	% Change	3/31/2011	% Change
Non-interest-bearing demand deposits	$1,011,466	$984,350	3%	$402,579	151%
Money market and other	1,240,295	1,237,378	0%	690,398	80%
Saving deposits	193,458	198,063	-2%	127,905	51%
Time deposits of $100,000 or more	787,774	759,923	4%	318,861	147%
Other time deposits	687,471	761,178	-10%	636,355	8%
Total deposit balances	$3,920,464	$3,940,892	-1%	$2,176,098	80%

DEPOSIT COMPOSITION (%)	3/31/2012	12/31/2011	3/31/2011
Non-interest-bearing demand deposits	25.8%	25.0%	18.5%	29
Money market and other	31.7%	31.4%	31.7%
Saving deposits	4.9%	5.0%	5.9%
Time deposits of $100,000 or more	20.1%	19.3%	14.7%
Other time deposits	17.5%	19.3%	29.2%
Total deposit balances	100.0%	100.0%	100.0%

CAPITAL RATIOS	3/31/2012	12/31/2011	3/31/2011
Total stockholders' equity	$818,107	$795,939	$364,336
Tier 1 risk-based capital ratio	18.75%	18.15%	16.47%
Total risk-based capital ratio	20.01%	19.41%	17.74%
Tier 1 leverage ratio	15.03%	19.81%	12.92%
Book value per common share	$8.92	$8.64	$7.83
Tangible common equity per share[4]	$7.72	$7.43	$7.75
Tangible common equity to tangible assets[4]	11.84%	11.42%	10.08%

[4] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reonciliation of GAAP financial measures to non-GAAP financial measures:

	3/31/2012	12/31/2011	3/31/2011
Total stockholders' equity	$818,107	$795,939	$364,336
Less: Preferred stock, net of discount	(119,694)	(119,350)	(64,441)
Common stock warrant	(2,760)	(2,760)	(2,383)
Goodwill and other intangible assets, net	(93,846)	(94,749)	(2,965)
Tangible common equity	$601,807	$579,080	$294,547

Total assets	$5,176,486	$5,166,604	$2,926,143
Less: Goodwill and other intangible assets, net	(93,846)	(94,749)	(2,965)
Tangible assets	$5,082,640	$5,071,855	$2,923,178

Common shares outstanding	77,996,391	77,984,252	37,993,327

Tangible common equity to tangible assets	11.84%	11.42%	10.08%
Tangible common equity per share	$7.72	$7.43	$7.75

	For the Three Months Ended
ALLOWANCE FOR LOAN LOSSES:	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Balance at beginning of period	$61,952	$60,009	$59,696	$63,340	$62,320
Provision for loan losses	2,600	9,147	3,483	10,047	5,262
Recoveries	1,139	524	800	1,500	1,068
Charge offs	(3,382)	(7,728)	(3,970)	(15,191)	(5,310)
Balance at end of period	$62,309	$61,952	$60,009	$59,696	$63,340
Net charge-off/average gross loans (annualized)	0.24%	1.03%	0.56%	2.50%	0.78%

	For the Three Months Ended
NET CHARGED OFF LOANS BY TYPE	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011

Real estate loans	$1,610	$3,867	$1,902	$12,242	$2,847
Commercial loans	631	3,350	1,158	1,474	1,455
Consumer loans	2	(13)	110	(25)	(60)
Total net charge-offs	$2,243	$7,204	$3,170	$13,691	$4,242

NON-PERFORMING ASSETS	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Delinquent loans 90 days or more on non-accrual status	$39,651	$31,212	$27,790	$35,385	$46,961
Delinquent loans 90 days or more on accrual status[5,7]	18,192	16,169	-	-	-
Accruing restructured loans	24,106	18,775	23,543	15,787	29,419
Total non-performing loans	81,949	66,156	51,333	51,172	76,380
Other real estate owned	5,641	7,625	4,838	4,404	2,708
Total non-performing assets	$87,590	$73,781	$56,171	$55,576	$79,088
Non-performing assets/ total assets	1.69%	1.43%	1.86%	1.87%	2.70%
Non-performing assets/ gross loans & OREO	2.34%	1.97%	2.47%	2.52%	3.67%
Non-performing assets/ total capital	10.71%	9.27%	14.64%	14.92%	21.71%
Non-performing loans/gross loans	2.19%	1.77%	2.26%	2.32%	3.55%
Non-accrual loans/gross loans	1.06%	0.83%	1.23%	1.61%	2.18%
Allowance for loan losses/ gross loans	1.67%	1.66%	2.65%	2.71%	2.94%
Allowance for loan losses/ non-accrual loans	157.14%	198.49%	215.94%	168.70%	134.88%
Allowance for loan losses/ non-performing loans (excludes delinquent loans 90 days or more on accrual status5)	97.73%	123.94%	116.90%	116.66%	82.93%
Allowance for loan losses/ non-performing assets	71.14%	83.97%	106.83%	107.41%	80.09%
[5] All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we can reasonably estimate future cash flows on acquired loans and we expect to fully collect the carrying value of these loans. Therefore, we are accreting the difference between the carrying value of these loans and their expected cash flows.

BREAKDOWN OF ACCRUING RESTRUCTURED LOANS BY TYPE:	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Retail buildings	$804	$586	$590	$-	$1,192
Hotels/motels	8,425	9,481	12,905	12,027	17,503
Gas stations/ car washes	-	-	-	-	566
Mixed-use facilities	3,254	947	952	953	953
Warehouses	1,060	-	-	-	-
Multifamily	-	-	-	-	-
Other[6]	10,563	7,761	9,096	2,807	9,205
Total	$24,106	$18,775	$23,543	$15,787	$29,419
[6] Includes commercial business and other loans

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011

Legacy
30 - 59 days	$3,062	$2,842	$9,455	$1,450	$5,618
60 - 89 days	3,747	507	1,503	1,868	2,741
Total delinquent loans less than 90 days past due - legacy[7]	$6,809	$3,349	$10,958	$3,318	$8,359

Acquired
30 - 59 days	$6,422	$10,729
60 - 89 days	3,075	8,344
Total delinquent loans less than 90 days past due - acquired[7]	$9,497	$19,073

Total delinquent loans less than 90 days past due[7]	$16,306	$22,422

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE BY TYPE	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011

Legacy
Real estate loans	$5,540	$1,569	$9,091	$1,701	$7,200
Commercial loans	1,269	1,777	1,861	1,606	1,138
Consumer loans	-	3	6	11	21
Total delinquent loans less than 90 days past due - legacy[7]	$6,809	$3,349	$10,958	$3,318	$8,359

Acquired
Real estate loans	$6,972	$14,965
Commercial loans	1,655	3,040
Consumer loans	870	1,068
Total delinquent loans less than 90 days past due - acquired[7]	$9,497	$19,073

Total delinquent loans less than 90 days past due[7]	$16,306	$22,422

NON-ACCRUAL LOANS BY TYPE	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011

Real estate loans	$27,301	$19,469	$14,725	$20,661	$31,096
Commercial loans	11,378	11,593	12,908	14,342	15,465
Consumer loans	972	150	157	382	400
Total non-accrual loans[7]	$39,651	$31,212	$27,790	$35,385	$46,961

WATCH LIST LOANS	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Legacy
Special mention	$39,667	$35,740	$31,576	$15,342	$21,272
Substandard	100,394	97,673	103,798	116,561	142,191
Doubtful	6,243	6,411	5,600	5,174	5,057
Loss	-	-	-	-	-
Total watch list loans - legacy[7]	$146,304	$139,824	$140,974	$137,077	$168,520

Acquired
Special mention	$67,722	$61,411
Substandard	109,699	100,680
Doubtful	470	76
Loss	81	-
Total watch list loans - acquired[7]	$177,972	$162,167

Total watch list loans[7]	$324,276	$301,991

[7] Excludes the guaranteed portion of delinquent SBA loans as these are 100% guaranteed by the SBA.

CONTACT:
BBCN Bancorp, Inc.
Angie Yang
SVP, Investor Relations
213-251-2219
angie.yang@BBCNbank.com